Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES THIRD QUARTER 2020 RESULTS

NEW YORK, NY – October 28, 2020 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended September 30, 2020. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Third Quarter 2020 Financial and Operating Highlights
•Total revenues increased 52.6% year-over-year to $339.7 million
•Net income attributable to common stockholders was $398.3 million, or $0.74 per share
•FFO was $398.3 million, or $0.74 per share
•AFFO increased 38.4% year-over-year to $227.9 million
•AFFO per share increased 22.9% to $0.43
•Completed $3.7 billion of acquisitions and investments, including closure of our $3.2 billion transaction with Caesars, $400 million mortgage on Caesars Forum Convention Center, and VICI’s first investment outside of gaming through an $80 million mortgage loan to Chelsea Piers New York
•Declared a quarterly cash dividend of $0.33 per share, a 10.9% year-over-year increase
•Settled 3,000,000 shares of the Company's outstanding June 2020 forward sale agreement for net proceeds of approximately $63.0 million
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said: “In the third quarter VICI’s investors — both equity and credit — were rewarded with the growth that they have endorsed and funded through our extensive acquisition and financing activities over the last 6 quarters. In Q3 2020 we grew AFFO 38.4% compared to prior year, while also rewarding shareholders with an 11% increase in our quarterly dividend.
“Additionally, we completed our first formal venture into asset classes beyond Gaming through our financing of an incomparable experiential asset, New York’s Chelsea Piers. Over the last 25 years the Chelsea Piers Team — led by Roland Betts, Tom Bernstein and David Tewksbury — has made Chelsea Piers the leading New York gathering space for recreation, entertainment and film production. We also entered into an agreement with Chelsea Piers that could lead to a longer-term financing partnership in the future. We’re honored to be in business with the Chelsea Piers team.”
Third Quarter 2020 Financial Results
Total Revenues
Total revenues were $339.7 million for the quarter, an increase of 52.6% compared to $222.5 million for the quarter ended September 30, 2019. Total revenues for the quarter included $26.2 million of non-cash items, comprised of $18.9 million of non-cash leasing and financing adjustments and $7.3 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $398.3 million for the quarter, or $0.74 per share, compared to $144.4 million, or $0.31 per share for the quarter ended September 30, 2019.

Funds from Operations (“FFO”)
FFO attributable to common stockholders was $398.3 million for the quarter, or $0.74 per share, compared to $144.4 million, or $0.31 per share, for the quarter ended September 30, 2019.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $227.9 million for the quarter, an increase of 38.4% compared to $164.6 million for the quarter ended September 30, 2019. AFFO was $0.43 per share for the quarter compared to $0.35 per share for the quarter ended September 30, 2019.
Third Quarter 2020 Acquisitions and Portfolio Activity
Acquisitions and Investments
On July 20, 2020, the Company announced the completion of the transactions contemplated in the Master Transaction Agreement with Caesars Entertainment, Inc. (“Caesars”, formerly known as Eldorado Resorts, Inc., or “Eldorado”) in connection with Eldorado’s acquisition of Caesars Entertainment Corporation originally announced on June 24, 2019. Per the terms of the Master Transaction Agreement, VICI Properties acquired the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin, and Harrah’s Atlantic City and modified certain provisions of the Caesars lease agreements for total consideration of approximately $3.2 billion in cash. Combined rent under the Las Vegas Master Lease and Regional Master Lease between VICI Properties and Caesars increased $252.5 million per annum.
On August 31, 2020, the Company entered into an $80 million mortgage loan agreement with Chelsea Piers New York (“Chelsea Piers”) secured by the Chelsea Piers complex in New York City, pursuant to which the Company provided an initial $65 million term loan and a $15 million delayed draw term loan (which remains undrawn), subject to certain conditions. The loan bears interest at a rate of 7.0% per annum and has a term of 7 years.
On September 18, 2020, the Company entered into the previously disclosed $400 million mortgage loan agreement with Caesars secured by the Caesars Forum Convention Center in Las Vegas. The loan bears interest at a rate of 7.7% per annum, with annual interest payments subject to 2% escalation (resulting in a year two interest rate of 7.854%), and has a term of five years. The Caesars Forum Convention Center is subject to an amended Put/Call Agreement between Caesars and VICI, with VICI’s call option being accelerated to the maturity of the loan in 2025.
Dispositions
On September 3, 2020, the Company and Caesars entered into definitive agreements to sell Harrah’s Louisiana Downs Casino to a third party for $22.0 million. The Company is entitled to receive $5.5 million of such proceeds from the sale. Annual base rent payments under the Regional Master Lease Agreement will remain unchanged following completion of the disposition, which we anticipate will close in early 2021 and remains subject to regulatory approval and customary closing conditions.
On September 30, 2020, the Company and Caesars closed on the previously announced transaction to sell Harrah’s Reno to a third party. The purchase price for Harrah’s Reno was $41.5 million and the Company received approximately $31.1 million of the proceeds of the sale. Annual base rent payments under the Regional Master Lease Agreement remained unchanged following completion of the disposition.

Other Portfolio Activity
As previously disclosed, on July 16, 2020, the Company and JACK Ohio LLC (“JACK Entertainment”) entered into an amendment to the existing master triple-net lease agreement (the “JACK Lease Agreement Amendment”), pursuant to which, among other things, VICI agreed to fund $18.0 million for the construction of a new gaming patio amenity at JACK Thistledown Racino. In connection with the construction of the gaming patio, commencing on April 1, 2022, annual rent under the master lease will increase by an incremental $1.8 million. The JACK Lease Agreement Amendment also provides for relief with respect to certain existing covenants through March 31, 2022, adds an additional five years to the initial lease term, with JACK Entertainment having three five-year renewal options (instead of four) as a result of such extension of the initial lease term, and provides for annual rent escalation to begin in 2022 rather than 2021. The JACK Lease Agreement Amendment does not provide for a reduction or deferral of the tenant’s rent obligations.
Simultaneously with entry into the JACK Lease Agreement Amendment, the Company and affiliates of Rock Ohio Ventures LLC entered into an amendment and restatement of the existing $50.0 million term loan agreement pursuant to which, among other things, the Company increased the existing term loan to $70.0 million, bearing interest at a rate of 9.0% per annum, and added a $25.0 million revolving credit facility (which remains undrawn), bearing interest at a rate of LIBOR plus 2.75%. In connection with the amendment and restatement VICI received additional collateral so that the term loan and revolving credit facility are now secured by a first priority lien on substantially all gaming and non-gaming real and personal property of JACK Entertainment.
Third Quarter 2020 Capital Markets Activity
On September 16, 2020, we amended the forward sale agreement entered into in June 2020 relating to 29,900,000 shares of our common stock (the “June 2020 Forward Sale Agreement”) to extend the maturity date from September 17, 2020 to June 17, 2021.
On September 28, 2020, we partially settled the June 2020 Forward Sale Agreement by delivering 3,000,000 shares of our common stock to the forward purchaser, in exchange for total net proceeds of approximately $63.0 million. The remaining 26,900,000 shares remain subject to settlement pursuant to the terms of the June 2020 Forward Sale Agreement.
Balance Sheet and Liquidity
As of September 30, 2020, the Company had $6.9 billion in total debt. VICI Properties had approximately $1.7 billion in liquidity, comprised of $144.1 million in cash and cash equivalents, $20.0 million in short-term investments, $1.0 billion of availability under the Revolving Credit Facility (subject to continued compliance with the financial covenants of the facility) and approximately $557.0 million in proceeds available through the physical settlement of the remaining 26,900,000 shares that are subject to the June 2020 Forward Sale Agreement.

The Company’s outstanding indebtedness as of September 30, 2020 was as follows:

($ in millions)	September 30, 2020
Revolving Credit Facility	$—
Term Loan B Facility (2024 Maturity)	2,100.0
2025 Notes	750.0
2026 Notes	1,250.0
2027 Notes	750.0
2029 Notes	1,000.0
2030 Notes	1,000.0
Total Debt Outstanding, Face Value	$6,850.0
Cash and Cash Equivalents	$144.1
Short-Term Investments	$20.0
Net Debt	$6,685.9
Dividends
On September 10, 2020, we declared a regular quarterly cash dividend of $0.33 per share, a 10.9% increase compared to our prior dividend. The Q3 2020 dividend was paid on October 8, 2020 to stockholders of record as of the close of business on September 30, 2020 and it totaled in aggregate approximately $177.0 million.
Impact of the COVID-19 Pandemic on Our Business
In connection with the COVID-19 pandemic, various state governments and/or regulatory authorities issued directives, mandates, orders or similar actions restricting non-essential business operations, resulting in the temporary closure of substantially all of our tenants’ operations at our properties (as well as our golf course properties). While all of our tenants’ facilities at our properties (and all four of our golf course properties) have reopened, they have reopened at reduced capacity and subject to additional operating restrictions, and we cannot predict how long they will be subject to such restrictions, or whether they will be subject to additional restrictions or future closures. As previously announced, in connection with the ongoing COVID-19 pandemic and its impact on our tenants’ operations and financial performance, we have provided certain short-term non-rent related relief under our lease agreements to some of our tenants. We continue to monitor the impact of the COVID-19 pandemic on our tenant's businesses, including with respect to their respective financial and operating situations, liquidity needs and contingency planning.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, October 29, 2020 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by registering online at www.directeventreg.com/registration/event/6582856 at which time registrants will receive dial-in information as well as a passcode and registrant ID. At the time of the call, participants will dial in using the numbers in the confirmation email and enter their passcode and ID, upon which they will enter the conference call.
A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.viciproperties.com, on October 29, 2020, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 29 gaming facilities comprising over 48 million square feet and features approximately 19,200 hotel rooms and more than 200 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos Inc., Hard Rock International, JACK Entertainment and Penn National Gaming, Inc. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are the impact of changes in general economic conditions, including low consumer confidence, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy (including stemming from the COVID-19 pandemic and changes in the economic conditions as a result of the COVID-19 pandemic); the Company’s dependence on subsidiaries of Caesars Entertainment, Inc. (“Caesars”), Penn National Gaming, Inc. (“Penn”), Seminole Hard Rock Entertainment, Inc. (“Hard Rock”), Century Casinos, Inc. (“Century Casinos”) and Rock Ohio Ventures LLC (“JACK Entertainment”) as tenants of our properties and Caesars, Penn, Hard Rock, Century Casinos and JACK Entertainment or certain of their respective subsidiaries as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on the Company; risks that the Company may not achieve the benefits contemplated by its recently completed transactions and acquisitions of real estate assets; the possibility that the Company identifies significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits it expects to receive) in any of its recently completed transactions; and the effects of the Company’s recently completed transactions on it, including the future impact on the Company’s financial condition, financial and operating results, cash flows, strategy and plans.
Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the impact of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants. The extent to which the COVID-19 pandemic impacts the Company and its tenants will largely depend on future developments that are highly uncertain and cannot be predicted with confidence, including the impact of the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures on our tenants, including various state governments and/or regulatory authorities issuing directives, mandates, orders or similar actions restricting freedom of movement and business operations, such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and “shelter-at-home” orders that resulted in the temporary closure of our tenants’ operations at our properties, the ability of the Company’s tenants to successfully operate their businesses following the reopening of their respective facilities, including the costs of complying with regulatory requirements necessary to keep the facilities open, including compliance with operating restrictions and reduced capacity requirements, the need to close any of the facilities after reopening as a result of the COVID-19 pandemic and the effects of the negotiated capital expenditure reductions and other amendments to the lease agreements that the Company agreed to with certain of its tenants in response to the COVID-19 pandemic. Each of the foregoing could have a material adverse effect on our tenants’ ability to satisfy their obligations under their leases with us, including their continued ability to pay rent in a timely manner, or at all, and/or to fund capital expenditures or make other payments required under their leases. In addition, changes and instability in global, national and regional economic activity and financial markets as a result of the COVID-19 pandemic have negatively impacted consumer discretionary spending and travel and may continue to do so, which could have a material adverse effect on our tenants’ businesses.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.

FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment, other non-recurring, non-cash gains or losses (such as non-cash gain upon lease modification) and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing. The non-cash change in allowance for credit losses consists of estimated credit loss for our investments in leases - sales-type and direct financing, investments in leases - financing receivables and investments in loans as a result of our adoption of ASU No. 2016-13 - Financial Instruments-Credit Losses (Topic 326). No similar adjustments are reflected in prior periods because the accounting standard was adopted effective January 1, 2020 and does not require retrospective application. Please see Note 6 - Allowance for Credit Losses in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 for further information.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	September 30, 2020	December 31, 2019
Assets
Real estate portfolio:
Investments in leases - sales-type and direct financing, net	$13,009,966	$10,734,245
Investments in leases - operating	—	1,086,658
Investments in leases - financing receivables, net	2,600,228	—
Investments in loans, net	533,713	—
Land	158,190	94,711
Cash and cash equivalents	144,057	1,101,893
Short-term investments	19,973	59,474
Other assets	385,703	188,638
Total assets	$16,851,830	$13,265,619

Liabilities
Debt, net	$6,761,832	$4,791,563
Accrued interest	47,106	20,153
Deferred financing liability	73,600	73,600
Deferred revenue	309	70,340
Dividends payable	176,982	137,056
Other liabilities	422,462	123,918
Total liabilities	7,482,291	5,216,630

Stockholders’ equity
Common stock	5,367	4,610
Preferred stock	—	—
Additional paid in capital	9,361,526	7,817,582
Accumulated other comprehensive loss	(104,258)	(65,078)
Retained earnings	29,338	208,069
Total VICI stockholders’ equity	9,291,973	7,965,183
Non-controlling interests	77,566	83,806
Total stockholders’ equity	9,369,539	8,048,989
Total liabilities and stockholders’ equity	$16,851,830	$13,265,619
_______________________________________________________
Note: As of September 30, 2020, our Investments in leases - sales-type and direct financing, Investments in leases - financing receivables and Investments in loans and Other assets (sales-type sub-leases)are net of $467.0 million, $93.0 million, $3.2 million and $7.2 million of Allowance for credit losses, respectively. The credit loss standard does not require retrospective application and as such there is no corresponding allowance as of December 31, 2019.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Income from sales-type and direct financing leases	$270,274	$206,001	$718,421	$603,300
Income from operating leases	3,638	10,913	25,464	32,740
Income from lease financing receivables and loans	52,827	—	82,696	—
Other income	7,276	—	8,702	—
Golf operations	5,638	5,599	17,273	21,221
Revenues	339,653	222,513	852,556	657,261

Operating expenses
General and administrative	8,047	6,717	22,560	19,460
Depreciation	910	1,000	2,990	2,948
Other expenses	7,263	—	8,702	—
Golf operations	4,672	5,423	13,181	14,363
Change in allowance for credit losses	177,052	—	261,080	—
Transaction and acquisition expenses	2,026	993	7,703	4,749
Total operating expenses	199,970	14,133	316,216	41,520
Operating income	139,683	208,380	536,340	615,741

Interest expense	(77,399)	(68,531)	(231,185)	(176,936)
Interest income	214	6,690	6,743	15,861
Loss from extinguishment of debt	—	—	(39,059)	—
Gain upon lease modification	333,352	—	333,352	—
Income before income taxes	395,850	146,539	606,191	454,666
Income tax benefit (expense)	368	(24)	(395)	(1,098)
Net income	396,218	146,515	605,796	453,568
Less: Net loss (income) attributable to non-controlling interests	2,056	(2,080)	(2,132)	(6,235)
Net income attributable to common stockholders	$398,274	$144,435	$603,664	$447,333

Net income per common share
Basic	$0.75	$0.31	$1.22	$1.05
Diluted	$0.74	$0.31	$1.21	$1.04

Weighted average number of common shares outstanding
Basic	533,407,916	460,666,295	496,002,850	426,437,889
Diluted	536,180,175	465,771,668	499,982,269	428,366,146

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income attributable to common stockholders	$398,274	$144,435	$603,664	$447,333
Real estate depreciation	—	—	—	—
FFO	398,274	144,435	603,664	447,333
Non-cash leasing and financing adjustments	(18,919)	2,494	(11,826)	(2,295)
Non-cash change in allowance for credit losses	177,052	—	261,080	—
Transaction and acquisition expenses	2,026	993	7,703	4,749
Non-cash stock-based compensation	2,013	1,404	5,375	3,821
Amortization of debt issuance costs and original issue discount	4,368	14,816	15,504	18,180
Other depreciation	879	997	2,905	2,940
Capital expenditures	(337)	(588)	(1,982)	(1,991)
Loss on extinguishment of debt	—	—	39,059	—
Non-cash gain upon lease modification	(333,352)	—	(333,352)	—
Non-cash adjustments attributable to non-controlling interests	(4,097)	69	(3,990)	202
AFFO	227,907	164,620	584,140	472,939
Interest expense, net	72,817	47,025	208,938	142,895
Income tax (benefit) expense	(368)	24	395	1,098
Adjusted EBITDA	$300,356	$211,669	$793,473	$616,932

Net income per common share
Basic	$0.75	$0.31	$1.22	$1.05
Diluted	$0.74	$0.31	$1.21	$1.04
FFO per common share
Basic	$0.75	$0.31	$1.22	$1.05
Diluted	$0.74	$0.31	$1.21	$1.04
AFFO per common share
Basic	$0.43	$0.36	$1.18	$1.11
Diluted	$0.43	$0.35	$1.17	$1.10
Weighted average number of shares of common stock outstanding
Basic	533,407,916	460,666,295	496,002,850	426,437,889
Diluted	536,180,175	465,771,668	499,982,269	428,366,146

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Contractual leasing revenues (cash rent)
Caesars Las Vegas Master Lease(1)	$93,819	$73,158	$242,269	$219,474
Caesars Regional Master Lease & Joliet Lease(2)	157,768	125,255	412,035	375,765
Margaritaville Lease	5,886	5,800	17,629	17,338
Greektown Lease	13,889	13,889	41,667	19,862
Hard Rock Lease	10,687	1,306	32,062	1,306
Century Master Lease	6,250	—	18,750	—
JACK Entertainment Master Lease(2)	16,470	—	45,337	—
Total contractual leasing revenues (cash rent)	304,769	219,408	809,749	633,745
Income from loans
JACK Entertainment Loan	1,547	—	3,502	—
Caesars Forum Convention Center Loan	1,112	—	1,112	—
Chelsea Piers Loan	392	—	392	—
Total income from loans	3,051	—	5,006	—
Golf operations	5,638	5,599	17,273	21,221
Total cash revenue	313,458	225,007	832,028	654,966

Non-cash lease adjustments(3)
Caesars Las Vegas Master Lease(1)	8,064	(1,957)	1,956	(5,793)
Caesars Regional Master Lease & Joliet Lease(2)	15,214	4,935	22,227	14,406
Margaritaville Lease	(1,142)	(2,536)	(3,311)	(3,112)
Greektown Lease	(2,549)	(2,936)	(7,467)	(3,206)
Hard Rock Lease	(237)	—	(685)	—
Century Master Lease	254	—	744	—
JACK Entertainment Master Lease(2)	(662)	—	(1,585)	—
Total non-cash lease adjustments	18,942	(2,494)	11,879	2,295
Income from loans non-cash adjustment	(23)	—	(53)	—
Total non-cash adjustments	18,919	(2,494)	11,826	2,295

Other income	7,276	—	8,702	—
Total GAAP revenues	$339,653	$222,513	$852,556	$657,261
____________________
(1) Includes income from operating leases.
(2) The JACK Entertainment Master Lease Agreement and Harrah's New Orleans, Harrah's Atlantic City, and Harrah's Laughlin properties under the Caesars Regional Master Lease Agreement are classified as lease financing receivables.
(3) Amounts represent the non-cash adjustment to income from direct financing leases, sales-type leases and lease financing receivables in order to recognize income on an effective interest basis at a constant rate of return over the term of the leases.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com